Exhibit 99.1

FOR IMMEDIATE RELEASE:

For More Information Contact:

Timothy R. Kasmoch, CEO

2254 Centennial Road   Toledo, Ohio 43617
PHONE 419-535-6374    FAX 419-535-7008
info@nviro.com

Toledo Decides

Toledo, Ohio, October 21, 2011 – N-Viro International Corporation (NVIC) announces after 22 years of providing the City of Toledo with a Class A biosolids program, Toledo City Council with an 8 to 3 vote chose a Class B blending and disposal option this week.  The decision provides for approximately 50,000 wet tons of Class B biosolids to be dumped and blended on a 70 acre site located within a Confined Disposal Facility (CDF) within the Maumee Bay at the westernmost point of Lake Erie.  This facility was constructed decades ago by the Army Corps of Engineers to dispose of contaminated river spoils dredged from the Toledo shipping channel.  Despite strong objections to this choice because of the potential for environmental damage, the City of Toledo has made its decision.  A letter from CEO/President Timothy R. Kasmoch to the Toledo City Council and others can be viewed on the home page of our Company website under latest news.

Mr. Kasmoch had these remarks; “A well managed Class B program can be beneficial.  I do not believe this is a well managed program.  In fact I believe this decision is completely detrimental to the health and welfare of the Maumee Bay and Lake Erie because of the potential of pathogen leaching and phosphorus contamination resulting in elevated toxic algae growth.  Despite the loss in revenue this will represent, management has implemented a plan for adjustment and future growth elsewhere.  N-Viro is moving forward with its N-Viro Fuel™ technology.  In my opinion, the City of Toledo moved its biosolids program in the opposite direction in one hasty decision.”  Kasmoch concluded; “we don’t believe the City of Toledo understands the seriousness of this decision.”

About N-Viro International
N-Viro International Corporation is an environmental and materials handling company that owns significant patented technologies to convert various residual bio-organics into renewable fuel.  N-Viro Fuel™ has received alternative energy status from the U.S. Environmental Protection Agency, which qualifies the technology for renewable energy incentives.  Our manufacturing facility currently uses advanced treatment for management of wastewater residuals and is in full-scale operation producing considerable volumes of N-Viro Soil for a variety of customers.

N-Viro maintains a company website http://www.nviro.com and a company blog site http://nvirointernational.wordpress.com where interested parties can follow the progress of the Company.  N-Viro will continue to post press releases on the company website and a discussion forum on the company blog site.  We encourage stockholders and interested parties to monitor the site on a regular basis.

Special Cautionary Note Regarding Forward‐Looking Statements
The Company cautions that words used in this document such as "expects," “hopes”, "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future.  These forward‐looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to differ materially from those described herein.  For example, while the Company expects business expansion projects to begin in an estimated time frame, such expectations are subject to adverse economic conditions and other factors outside of the Company's control.  Further, the Company’s ability to increase capabilities and expand capacity is subject to the ability of the Company or its partners to access sufficient capital to pay for this expansion, which will further depend on, among other factors, market acceptance.  The Company’s ability to achieve profitability of these projects could be negatively impacted if there is a lack of an adequate supply of waste or expenses increase above the Company's expectations ‐ including fuel and transportation costs, labor costs and costs relating to the treatment and processing of the biosolids and creation of the N‐Viro Soil or N‐Viro Fuel.  In addition, while the Company believes that trends in "greener" energy solutions are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing products and other alternative energy source.  All of these factors, and other factors, will affect the profitability of the Company.  Additional information about these and other factors that may adversely affect these forward‐looking statements are contained in the Company's reports, including its Annual Report on Form 10‐K for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward‐looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward‐looking information except to the extent required by applicable securities laws.